EXHIBIT 99.1

Rand Capital Reports $10 Million Cash Available for Investment ($1.48 per share) and $3.25 Net Asset Value

  One portfolio exit – Innov-X Systems, Inc. generated $7 million return over life of investment
  Rand has $10 million cash on hand (represents 46% of Net Asset Value)
  Net Asset Value is $3.25 per share for the quarter ending September 30, 2010
  One follow-on investment totaling $250,000

BUFFALO, N.Y., Nov. 5, 2010 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the third quarter ended September 30, 2010 highlighting a net asset value of $3.25 per share, a decrease of ($0.03) from June 30, 2010. At the end of the third quarter, Rand's total investment portfolio was valued at $21.1 million, which exceeds its cost basis of $16.5 million, reflecting $4.5 million in net unrealized appreciation.

Portfolio Activities

During the quarter:

  Rand made a $250,000 follow-on investment in Rheonix, Inc. (Ithaca, NY) (www.rheonix.com). Rheonix develops microfluidic testing devices including channels, pumps, reaction vessels, and diagnostic chambers, for testing of small volumes of chemicals and biological fluids.
  Innov-X Systems, Inc. (Woburn, MA) (www.innovx.com) was acquired on July 1, 2010 by Olympus NDT Corporation, (Waltham, MA) (www.olympus-ims.com) and will be a consolidated subsidiary of Tokyo, Japan based Olympus Corporation. Innov-X built a global business as a developer, manufacturer and supplier of portable X-ray fluorescence (XRF) analyzers that are used to determine the types and amounts of elements that make up objects.

Allen F. Grum, President of Rand Capital, stated, "It is bittersweet when we sell a company like Innov-X. It was a pleasure to help the management team increase their revenues by ten times and employment eight times over the course of the investment. We realized over $7 million from our initial $600,000 loan. We look forward to more investments like Innov-X. It is a robust period for merger and acquisitions with corporate balance sheets flush with cash. Several of our companies have had discussions with potential acquirers and the results of these should be known in the next quarter. We are also flush with cash and now have over $10 million of cash on our balance sheet equivalent to $1.48 per share. Rand's cash holdings now represent 46% of consolidated Net Asset Value. We have begun analyzing the benefits of creating an affiliation with the SBIC program through a new SBIC fund and continue to evaluate interesting investment opportunities."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716-853-0802
          pgrum@randcapital.com